Exhibit 8.4

[McGUIREWOODS LLP LETTERHEAD]

February 9, 2005

Board of Directors
Cornerstone Realty Income Trust, Inc.
306 East Main Street
Richmond, VA 23219

Ladies and Gentlemen:

          We have acted as counsel to Cornerstone Realty Income Trust, Inc., a Virginia corporation (the “Company”), in connection with the execution and delivery of the Agreement and Plan of Merger, (the “Merger Agreement”) dated as of October 25, 2004, as amended, among Cornerstone, Colonial Properties Trust, an Alabama real estate investment trust (“Colonial”), and CLNL Acquisition Sub LLC, a Delaware limited liability company that is wholly owned by Colonial (“CLNL”), pursuant to which Cornerstone will merge with and into CLNL, as more fully described in the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on December 27, 2004, as amended through the date hereof (File No. 333-121675) (the “Registration Statement”), which includes the prospectus of Colonial and the joint proxy statement of Colonial and Cornerstone. At your request, we are rendering our opinion concerning the qualification of the Company as a real estate investment trust (“REIT”). Capitalized terms contained herein and not otherwise defined herein have the same meanings given such terms in the Merger Agreement.

Basis for Opinion

          The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and policies as reflected in private letter rulings, which are not binding on the IRS except with respect to the taxpayers that receive them), and such other authorities as we have considered relevant, all as of the date hereof. These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of our opinion. An opinion of counsel is not binding on the IRS, and there can be no assurance, and none is therefore given, that the IRS will not take a position contrary to one or more of the positions reflected in the following opinion, or that our opinion will be upheld by the courts if challenged by the IRS.

Board of Directors
Cornerstone Realty Income Trust, Inc.
February 9, 2005

          In rendering the opinion set forth below, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for our opinion, including (but not limited to) the Merger Agreement (including all attachments and documents delivered pursuant thereto); the Registration Statement; the Amended and Restated Articles of Incorporation (as amended), Bylaws and other corporate documents of the Company; a closing agreement between the Company and the IRS signed on January 28, 2005; and audited financial statements of the Company. The opinion set forth in this letter also is premised on certain written representations of the Company and by Cornerstone Acquisition Company, a subsidiary of the Company (“Sub”) contained in a letter to us dated on or about the date hereof (the “Management Representation Letter”). The Management Representation Letter and the documents referenced in the second preceding sentence are sometimes collectively referred to as the “Opinion Documents”.

          We have made such legal and factual inquiries, including inquiries made of Deloitte & Touche LLP, tax advisors to the Company, and Ernst & Young LLP, auditors to the Company, and including an examination of the Opinion Documents, as we have deemed necessary or appropriate for purposes of rendering our opinion. In rendering our opinion, we have relied, with your consent, upon the Opinion Documents, including without limitation, the representations and certifications in the Management Representation Letter. For purposes of rendering our opinion, however, we have not made an independent investigation or audit of the facts set forth in any of the Opinion Documents. We are not aware, however, of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein or other assumptions set forth herein. Finally, our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked by you to address, any other tax matters relevant to the Company.

          In rendering the opinion set forth below, we have also relied, with your consent, on the following assumptions:

(1)	that all of the representations, certifications and statements set forth in the Opinion Documents are true, correct and complete and will continue to be true, correct and complete through and as of the Effective Time; all factual representations and certifications contained in the Management Representation Letter made “to the best knowledge of” any person or party or with similar qualification are and will be true, correct and complete as if made without such qualification; the Company will not take any action that is inconsistent

Board of Directors
Cornerstone Realty Income Trust, Inc.
February 9, 2005

with any representation or certification made by it; and all of the obligations imposed by any of the Opinion Documents on the parties thereto, including obligations imposed under the Company’s Amended and Restated Articles of Incorporation, have been and will be performed or satisfied in accordance with their terms;

(2)	the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and

(3)	that private letter rulings, except to the extent explicitly revoked or modified by the IRS, reflect the current views, practices and policies of the IRS.

Opinion

          Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, including, without limitation, the discussion below, we are of the opinion that the Company has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Code for its taxable years ended December 31, 1999 through December 31, 2004, and for the period from January 1, 2005 through the date hereof the Company’s current and proposed method of operation (as described in the Opinion Documents) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

          To qualify as a REIT for relevant taxable years beginning prior to January 1, 2001, each of the Company and Sub must, as of the close of each quarter of a taxable year (1) have at least 75 percent of the value of its total gross assets represented by real estate assets, cash and cash items (including receivables), and government securities, and (2) have not more than 25 percent of the value of its total assets represented by securities (the “Asset Tests”). In addition, for such years, neither the Company nor Sub was permitted to invest more than five percent of the value of its total assets in the securities of any single issuer, or to own more than 10 percent of the outstanding voting securities or total value of any single issuer (other than a qualified REIT subsidiary or another REIT). (These requirements and addition requirements apply to taxable years of the Company beginning on or after January 1, 2001.)

Board of Directors
Cornerstone Realty Income Trust, Inc.
February 9, 2005

          The Company maintained a cash management system pursuant to which the Company caused funds of Sub to be transferred to the Company under an intercompany cash management system and recorded as entries on the books of Sub under the heading AR Intercompany (Sub’s cash account was reduced by the same amount). The Company made corresponding entries and recorded them as payables and an increase of cash. (The accounts receivable or accounts payable balances evidenced by the entries by Sub and the Company in connection with the cash management system, which were made contemporaneously with the cash transfers, are sometimes referred to herein as the “Balances”.) No promissory note or other instrument was issued by the Company with respect to the Balances. No interest was charged on these amounts, and there was no definite maturity date. When Sub needed funds, the Company deposited funds with Sub, and Sub’s AR Intercompany account was reduced and its cash account increased to reflect the amounts received by Sub. Corresponding changes were made to reduce the Company’s payable and cash accounts. The Balances were not pledged or assigned, and the Company was solvent and financially viable on a stand alone basis when the Balances arose and while the cash management system was in place.

          If the Balances are considered to be “securities”, Sub would have failed to qualify as a REIT if these “securities” constituted more than five percent of the value of Sub’s total assets. As a result, the Company may have, in turn, failed the asset test under Code section 856(c)(4)(B)(iii) because it owned more than 10 percent of the total voting power of the outstanding securities of Sub, which would no longer be considered as shares of a REIT. In addition, dividends paid by Sub to the Company may not have qualified for purposes of the 75 percent income test under Code section 856(c)(3).1

          Under Code section 856(c)(5)(F), the term “security” has the same meaning as used in the Investment Company Act of 1940, as amended (the “Investment Company Act”). Section 2(a)(36) of the Investment Company Act defines the term “security.” Among other things, the definition of security in section 2(a)(36) of the Investment Company Act includes any “note,” “evidence of indebtedness,” “investment contract” or “interest or instrument commonly known as a ‘security,’” “unless the context otherwise requires.”

1	These consequences would result only if Sub were considered to have shareholders other than the Company and thus were not to be considered to be a “qualified REIT subsidiary” with respect to the Company. We express no opinion herein as to whether Sub was a qualified REIT subsidiary for any one or more or all relevant years.

Board of Directors
Cornerstone Realty Income Trust, Inc.
February 9, 2005

          We have found no definitive guidance under the Investment Company Act addressing whether the Balances would be considered a “security” under the Investment Company Act. However, in a 1996 private letter ruling (Priv. Ltr. Rul. 9640011 (October 14, 1996)), the IRS relied upon Reves v. Ernst & Young, 494 U.S. 56 (1990) as one of the bases for its conclusion that certain promissory notes were not securities for purposes of Code section 856(c)(4)(B). The Reves case uses the “family resemblance” framework which has been developed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in analyzing whether the notes in question were securities. (This private letter ruling relying on Reves was issued after the Securities and Exchange Commission had announced its position that it would not be bound by the Exchange Act precedents in the context of the Investment Company Act.)

          In Reves, the United States Supreme Court adopted the following four factor test for determining whether an instrument that is a note is a security:

    (1)      Motivations of reasonable parties for entering into the transaction. The Reves decision distinguished between notes issued to raise money for the general use of the business enterprise and raising money “to correct for the seller’s cash flow difficulties or to advance some other commercial or consumer purpose,” which is less sensibly described as a security. The Reves decision also focused on whether the buyer of the note expects to profit from purchasing the note.

    (2)      Plan of distribution of the instrument. This factor focuses on whether the instrument is of a type for which there is “common trading for speculation or investment.”

    (3)      Reasonable expectations of the investing public. The Reves decision noted that the fundamental essence of a “security” is its character as an investment. This factor examines whether the public would reasonably perceive the instrument as an investment.

    (4)      Risk-reducing factors. This factor focuses on the presence of some risk-reducing factor, such as collateral, insurance, or another regulatory scheme that significantly reduces the risk of the instrument.

          Application of the four factors enumerated in the Reves decision supports the conclusion that the Balances are not “securities”. First, with regard to the motivation factor, while the Company used the funds represented by the

Board of Directors
Cornerstone Realty Income Trust, Inc.
February 9, 2005

Balances in its business generally, Sub did not intend to “profit” by this arrangement, and no interest was charged on the Balances. Second, the Balances were not traded on an exchange, and were never intended to be transferable or separable from the business of Sub. There was no “plan of distribution” and the Balances were never intended to represent anything other than an aspect of the combined cash management system of the Company arising out of the unique parent-subsidiary relationship. Third, there was no expectation on the part of the public that the Balances would be considered to be “securities”. The Balances were not intended to be and were not offered to the public, and it was never intended that the public or any party other than the Sub ever would have any interest in the Balances. Finally, while the Balances were not subject to any separate regulatory scheme, there is authority to the effect that the absence of a separate regulatory scheme is not by itself determinative of the question of the existence or non-existence of a “security” under the Exchange Act. See LeBrun v. Kuswa, 24 F.Supp.2d 641 (E.D. La. 1998). Based upon the private letter ruling cited above, the Reves case, and the analysis above, and absent definitive authority to the contrary under the Investment Company Act, we believe that the Balances would not be treated as “securities” for purposes of the relevant Code provisions.

          While the private letter ruling discussed above and Reves support the conclusion that the Balances are not “securities” for purposes of the relevant Code provisions, the IRS could take the position that the facts presented in Priv. Ltr. Rul. 9640011 are not analogous to the Company’s facts. The IRS could also take the position that the legal analysis in that ruling and the Reves analysis do not apply to this situation and further that the Balances are “securities” for purposes of the Investment Company Act and thus for purposes of the relevant Code sections. If the IRS were to take the position that the Balances were “securities” for purposes of the Investment Company Act and a court of competent jurisdiction were to uphold that position, then Sub and the Company may not have been operated in conformity with the requirements for qualification as a REIT for the taxable year in which the Asset Tests were not met and for the next four succeeding taxable years, absent permission from the IRS to retain its REIT status prior to the fifth taxable year.

          We assume no obligation to advise you of any changes in our opinion or of any new developments in the application or interpretation of the federal income tax laws subsequent to the date of this opinion letter. The Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its stock ownership. We will not review the Company’s compliance with

Board of Directors
Cornerstone Realty Income Trust, Inc.
February 9, 2005

these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the sources of its income, the nature of its assets, the level of the Company’s distributions to its shareholders and the diversity of the Company’s stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

          This opinion neither relates nor purports to cover the laws, regulations or other legal authorities of (i) the United States, except those related to United States federal income taxes, (ii) any state or locality of the United States, or (iii) any foreign governmental authority, whether relating to taxation or otherwise. Further, we express no opinion concerning any United States federal income tax matters other than as specifically set forth herein.

          This opinion letter has been prepared and delivered solely in connection with the Merger Agreement, speaks as of the date hereof, and supersedes all prior drafts or versions hereof. This opinion letter may not be relied upon, or quoted in whole or in part, by any other person or for any other purpose without the prior written consent of this firm.

Very truly yours,
/s/ McGuireWoods LLP